Exhibit 21.1

ANSWERTHINK, INC.

LISTING OF SUBSIDIARIES

ANSWERTHINK, INC. SUBSIDIARIES	JURISDICTION OF FLORIDA

REL Consultancy Pty Limited	Australia
REL Consultores Internacionais S/C Ltda.	Brazil
UbiComs EOOD	Bulgaria
Scott Mednick & Associates	California
The Hackett Group Canada, Inc.	Canada
Answerthink Ltd.	Canada
AnswerThink Florida, Inc. f/k/a UbiComs, Inc.	Delaware
EZ Commerce Global Solutions, Inc.	Delaware
Net Cube of Delaware f/k/a Anzen Corporation	Delaware
Resource Evaluation Inc.	Delaware
THINK New Ideas, Inc.	Delaware
UbiCube Acquisition Corp.	Delaware
HCL-Answerthink, Inc.	Delaware
UbiCube Group, Inc.	Delaware
Beacon Analytics, Inc.	Florida
CFT Consulting, Inc.	Florida
GCSB Acquisition Corporation	Florida
Epic Acquisition Corporation	Florida
Laznar Acquisition Corporation	Florida
Resource Evaluation SAS	France
The Hackett Group GmbH	Germany
REL Consultancy Group GmbH	Germany
REL Tools Ltd.	Ireland
REL Consultancy Group SRL	Italy
Infinity Consulting Group, Inc.	Indiana
NetComs Entertainment, Inc.	Maine
NetComs USA, Inc.	Maine
Advis Acquisition Corporation	Massachusetts
Legacy Technology, Inc.	Massachusetts
REL de Mexico, SA de CV	Mexico
Answerthink Netherlands BV	Netherlands
Delphi Partners, Inc.	New Jersey
EZ Commerce Global Solutions, Inc.	New Jersey
Net Cube of New Jersey f/k/a Office of the Future	New Jersey
On Ramp, Inc.	New York
SD Goodman Group, Inc.	New York
The Hackett Group, Inc.	Ohio
triSpan, Inc.	Pennsylvania
Group Cortex, Inc.	Pennsylvania
Answerthink (India) Ltd.	Republic of India
REL Consultancy PTE Limited	Singapore
REL Consultancy South Africa (Proprietary) Ltd.	South Africa
REL Consultancy Group SL	Spain
Answerthink Switzerland AG	Switzerland
NetComs Entertainment, Ltd.	United Kingdom
RDI UbiComs Limited	United Kingdom
REL Consultancy Group (UK) Limited	United Kingdom
REL Consultancy Group Limited	United Kingdom
Resource Evaluation Limited	United Kingdom
The Hackett Group Limited	United Kingdom